NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Date: October 13, 2017	Patrick T. Oakes
Executive Vice President & CFO
404.995.6079

Mike Kramer Resigns as President and Chief Operating Officer; Doug Williams to Serve as President; New Leadership Team Announced

Atlanta, Georgia, October 13, 2017 - Atlantic Capital Bancshares, Inc. (NASDAQ:ACBI) (“Atlantic Capital”), the parent company of Atlantic Capital Bank, N.A., has announced that D. Michael Kramer has tendered his resignation as President and Chief Operating Officer of Atlantic Capital and Atlantic Capital Bank, effective December 22, 2017. Douglas L. Williams, current Chief Executive Officer, has been appointed to serve as President of Atlantic Capital and Atlantic Capital Bank, effective December 22, 2017, and will continue to serve as Chief Executive Officer. Mr. Williams served as President prior to the merger with First Security Group, Inc. in October, 2015. Mr. Kramer has also resigned from the Board of Directors of Atlantic Capital, effective October 31, 2017. In connection with Mr. Kramer’s resignation, the Board of Directors reduced the size of the Board from 11 to 10, effective October 31, 2017.

“After many years of service to First Security Group and Atlantic Capital, Mike has decided to retire from banking and pursue other business and leadership opportunities,” said Doug Williams, Chief Executive Officer of Atlantic Capital. “Mike has been indispensable to the successful integration of our two institutions. His reputation and experience in the eastern Tennessee market has allowed us to recruit a team we believe is well-positioned to continue to grow our operations and increase our presence there. In particular, Joe DiNicolantonio joined our team in May as Tennessee-Northwest Georgia Market President, and Mike has played a key role in this important leadership transition. We appreciate Mike’s tireless efforts in support of Atlantic Capital during the past two years, and wish him well in his future endeavors.”

Mr. Williams continued, “With news of Mike’s decision to retire from Atlantic Capital, we are also pleased to announce a new leadership team to continue the momentum we have developed since the First Security transaction and improve operating performance. We believe that the new leadership team reflects the best allocation of our most valuable resource - our people - and I look forward to working closely with each of them to write the next chapter in Atlantic Capital’s story.”

Richard Oglesby, current Chief Credit and Risk Management Officer, will become General Banking Division Executive with responsibility for Atlanta Corporate and Private Banking, Tennessee-Northwest Georgia Community Banking, Commercial Real Estate Finance, Not-for-profit and Small Business Banking, and Regional Corporate Banking. Joe DiNicolantonio will continue to lead Atlantic Capital’s commercial, retail, mortgage, and private client businesses in the Tennessee-Northwest Georgia market and assume responsibility for strategic leadership in the development of small businesses and consumer banking initiatives throughout the company.

“We are fortunate to have talented and experienced bankers like Rich and Joe to reinvigorate business development momentum in our core Georgia and Tennessee markets. Rich and Joe have been instrumental in developing our strategies and will provide strong leadership for our banking teams,” said Mr. Williams. Gray Fleming will become Chief Risk Officer and Robert Bugbee has been named Chief Credit Officer and will report to Mr. Fleming. “Atlantic Capital has been an industry leader in credit quality since its inception and through economic cycles. I am confident that Gray and Robert will continue to build on the record of excellence that Rich has worked to create, and I believe that having their unique perspectives on credit issues and risk management will help us continue to maintain our credit quality as we engage in growth initiatives,” Williams commented.

In addition, Kurt Shreiner will become Corporate Financial Services Division Executive with responsibility for SBA Lending, Franchise Finance, Treasury Management Services, Payments and FinTech Banking, Product Management, Development, Capital Markets and our Charlotte office. “Kurt was a founder of Atlantic Capital and has a strong record of entrepreneurial success in building high growth businesses in our company,” said Mr. Williams.

Additional Information about Atlantic Capital Bancshares, Inc.

Atlantic Capital Bancshares, Inc., a Georgia corporation organized in 2006 and headquartered in Atlanta, Georgia, is the parent of Atlantic Capital Bank, N.A. (the “Bank”). The Bank operates as a full service, locally-managed commercial bank with 15 full service branches located primarily in the metropolitan areas of Atlanta, Georgia and Chattanooga and Knoxville, Tennessee, and a loan production office in Charlotte, North Carolina. As of June 30, 2017, the Company had total consolidated assets of $2.7 billion, total deposits of $2.1 billion and total shareholders’ equity of $319.4 million.